Exhibit 23.6

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the incorporation by reference in Parsley Energy, Inc.’s registration statement on Form S-3 to which this consent is attached as an exhibit, including any amendments thereto (the “Registration Statement”), relating to our reserves reports of Double Eagle Energy Permian LLC’s proved oil and natural gas reserves estimates and associated revenues as of December 31, 2016, 2015 and 2014, and the inclusion of our corresponding report letters, dated January 27, 2017, January 30, 2017 and January 30, 2017, respectively, included in or made a part of the Registration Statement. We also consent to the references to our firm contained in the Registration Statement, including under the caption “Experts.”

W. Todd Brooker, P.E. President

/s/ W. Todd Brooker, P.E.
Cawley, Gillespie & Associates, Inc. Texas Registered Engineering Firm F-693

Fort Worth, Texas

May 31, 2018